PRESS RELEASE

AbbVie Reports Third-Quarter 2020 Financial Results

•Reports Third-Quarter Diluted EPS of $1.29 on a GAAP Basis; Adjusted Diluted EPS of $2.83

•Delivers Third-Quarter Net Revenues of $12.902 Billion on a GAAP Basis, an Increase of 52.1 Percent on a Reported Basis; Adjusted Net Revenues Were $12.882 Billion

•Third-Quarter Global Net Revenues from the Immunology Portfolio Were $5.790 Billion, an Increase of 14.8 Percent on a Reported Basis, or 15.0 Percent on an Operational Basis; U.S. Humira Net Revenues Were $4.189 Billion, an Increase of 7.7 Percent; Internationally, Humira Net Revenues Were $951 Million, a Decrease of 9.3 Percent on a Reported Basis, or 8.0 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $435 Million; Global Rinvoq Net Revenues Were $215 Million

•Third-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.722 Billion, an Increase of 16.5 Percent on a Reported Basis, or 16.4 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $1.370 Billion, an Increase of 9.0 Percent, with U.S. Net Revenues of $1.119 Billion and International Profit Sharing of $251 Million; Global Venclexta Net Revenues Were $352 Million

•Third-Quarter Global Net Revenues from the Aesthetics Portfolio Were $967 Million; Global Botox Cosmetic Net Revenues Were $393 Million

•Third-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.249 Billion; Global Botox Therapeutic Net Revenues Were $523 Million; Global Vraylar Net Revenues Were $358 Million

•Updates 2020 GAAP Diluted EPS Guidance Range from $4.12 to $4.22 to $3.89 to $3.91; Updates 2020 Adjusted Diluted EPS Guidance Range from $10.35 to $10.45 to $10.47 to $10.49, Representing Annualized Net Accretion from the Allergan Transaction of 12 Percent; Guidance Includes the Results of Allergan from May 8, 2020 to December 31, 2020

•Announces 2021 Dividend Increase of 10.2 Percent, Beginning with Dividend Payable in February 2021

NORTH CHICAGO, Ill., October 30, 2020 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2020.

"We continue to be very well positioned for the long-term. Results from key growth products – including Skyrizi, Rinvoq and Ubrelvy – continue to track ahead of our expectations, our aesthetics portfolio is demonstrating a strong V-shaped recovery, our hematologic-oncology franchise is delivering double-digit growth and we’re advancing numerous attractive late-stage pipeline programs," said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. "We are also executing effectively on Allergan integration initiatives with synergy and accretion targets tracking well."
Note: "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year's foreign exchange rates.

Third-Quarter Results

•Worldwide GAAP net revenues were $12.902 billion, an increase of 52.1 percent on a reported basis. Worldwide adjusted net revenues of $12.882 billion increased 4.1 percent on a comparable operational basis.

•Global net revenues from the immunology portfolio were $5.790 billion, an increase of 14.8 percent on a reported basis, or 15.0 percent on an operational basis.
◦Global Humira net revenues of $5.140 billion increased 4.1 percent on a reported basis, or 4.4 percent on an operational basis. U.S. Humira net revenues were $4.189 billion, an increase of 7.7 percent. Internationally, Humira net revenues were $951 million, a decrease of 9.3 percent on a reported basis, or 8.0 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $435 million.
◦Global Rinvoq net revenues were $215 million.

•Global net revenues from the hematologic oncology portfolio were $1.722 billion, an increase of 16.5 percent on a reported basis, or 16.4 percent on an operational basis.
◦Global Imbruvica net revenues were $1.370 billion, an increase of 9.0 percent, with U.S. net revenues of $1.119 billion and international profit sharing of $251 million.
◦Global Venclexta net revenues were $352 million, an increase of 59.0 percent on a reported basis, or 58.3 percent on an operational basis.

•Global net revenues from the aesthetics portfolio were $967 million, a decrease of 3.1 percent on a comparable operational basis.
◦Global Botox Cosmetic net revenues were $393 million, a decrease of 2.2 percent on a comparable operational basis.

•Global net revenues from the neuroscience portfolio were $1.249 billion, an increase of over 100.0 percent on a reported basis, or 12.1 percent on a comparable operational basis.
◦Global Botox Therapeutic net revenues were $523 million, a decrease of 1.8 percent on a comparable operational basis.
◦Global Vraylar net revenues were $358 million, an increase of 48.4 percent on a comparable operational basis.
◦Global Ubrelvy net revenues were $38 million.

•On a GAAP basis, the gross margin ratio in the third quarter was 60.9 percent. The adjusted gross margin ratio was 81.7 percent.

•On a GAAP basis, selling, general and administrative expense was 22.1 percent of net revenues. The adjusted SG&A expense was 21.1 percent of net revenues.

•On a GAAP basis, research and development expense was 13.2 percent of net revenues. The adjusted R&D expense was 11.7 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•On a GAAP basis, the operating margin in the third quarter was 25.2 percent. The adjusted operating margin was 48.8 percent.

•On a GAAP basis, net interest expense was $620 million.

•On a GAAP basis, the tax rate in the quarter was 7.5 percent. The adjusted tax rate was 11.7 percent.

•Diluted EPS in the third quarter was $1.29 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.83.

Note: "Comparable Operational" comparisons include full-quarter current year and prior year results for Allergan, which was acquired on May 8, 2020, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates. Refer to the Key Product Revenues schedules for further details. "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced that it has submitted an application for a new indication to the U.S. Food and Drug Administration (FDA) for Rinvoq (upadacitinib), a selective and reversible JAK inhibitor, for the treatment of adult patients with active ankylosing spondylitis (AS). AbbVie also submitted an application to the European Medicines Agency (EMA) for Rinvoq for the treatment of adult patients with active AS who have responded inadequately to conventional therapy. The applications are supported by data from SELECT-AXIS 1, a Phase 2/3 study in which Rinvoq demonstrated significant improvements in signs and symptoms in patients with active AS. In the study, twice as many patients receiving Rinvoq (52 percent) met the primary endpoint of Assessment of SpondyloArthritis International Society (ASAS) 40 response versus placebo (26 percent) at week 14. The safety profile of Rinvoq in AS was consistent with previously reported studies across therapeutic areas, including rheumatoid arthritis (RA), atopic dermatitis (AD) and psoriatic arthritis (PsA), with no new significant safety risks detected.

•AbbVie announced that it submitted applications to the FDA and EMA seeking approval for Rinvoq for the treatment of adults (15 mg and 30 mg, once daily) and adolescents (15 mg, once daily) with moderate to severe AD. The applications are supported by data from three pivotal Phase 3 studies. In all three studies, Rinvoq met the co-primary and all secondary endpoints, demonstrating significant improvement in skin clearance and reduction in itch in adults and adolescents with moderate to severe AD compared to placebo. No new safety risks of Rinvoq were observed in these studies compared to the safety profile observed in patients with RA, PsA or AS receiving Rinvoq.

•AbbVie announced the FDA full approval of Venclexta (venetoclax) in combination with azacitidine, or decitabine, or low-dose cytarabine (LDAC) for the treatment of newly-diagnosed acute myeloid leukemia (AML) in adults who are age 75 years or older, or who have comorbidities that preclude the use of intensive induction chemotherapy. The FDA had previously granted accelerated approval to Venclexta for this indication in 2018. The approval is supported by data from a series of trials including two Phase 3 trials - VIALE-A and VIALE-C. The VIALE-A trial showed that significantly more patients treated with Venclexta in combination with azacitidine achieved complete remission and lived longer versus patients treated with azacitidine alone. Additionally, The National Comprehensive Cancer Network (NCCN) guidelines recommend the Venclexta and azacitidine combination as a Category 1 Preferred AML treatment regimen for patients ineligible for intensive chemotherapy. Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

•AbbVie and I-Mab signed a broad, global collaboration agreement for the development and commercialization of lemzoparlimab, an innovative anti-CD47 monoclonal antibody internally discovered and developed by I-Mab for the treatment of multiple cancers. The collaboration provides AbbVie with an exclusive global license, excluding greater China, to develop and commercialize lemzoparlimab and both companies will have the potential to expand the collaboration to additional transformative therapies. Under the terms of the agreement, AbbVie will pay I-Mab $180 million in an upfront payment to exclusively license lemzoparlimab, along with $20 million in a milestone payment based on Phase 1 lemzoparlimab trial results. I-Mab will be eligible to receive up to an additional $1.74 billion in success-based milestone payments.

•At the 2020 Virtual Migraine Trust International Symposium (MTIS) AbbVie presented 15 abstracts evaluating the safety, efficacy, and impact on patients and the healthcare system of AbbVie’s migraine treatment and prevention portfolio. Presentations included new data from the Phase 3 ADVANCE trial evaluating investigational medicine atogepant for the preventive treatment of migraine; real-world evidence assessing safety, tolerability, and potential benefits of treatment with Botox (onabotulinumtoxinA) in combination with calcitonin gene–related peptide (CGRP) monoclonal antibodies (mAbs) for chronic migraine prevention; and Phase 3 data measuring the efficacy and safety of Ubrelvy (ubrogepant) for the acute treatment of migraine with mild pain.

Recent Events (continued)

•At the 2020 International Congress of Parkinson's Disease and Movement Disorders AbbVie presented 18 abstracts that highlighted new and updated data evaluating AbbVie's neuroscience portfolio and pipeline. Presentations included final data from the Phase 3 12-week DYSCOVER study, the first randomized trial of Duodopa (levodopa/carbidopa intestinal gel) (LCIG) on the duration and severity of dyskinesia in patients with advanced Parkinson's disease (PD). Overall, the results of this pivotal study demonstrated clinically meaningful benefit with LCIG treatment in reducing dyskinesia compared to optimized medical treatment in patients with advanced PD.

•AbbVie announced that the FDA granted Orphan Drug and Fast Track designations for elezanumab (ABT-555), an investigational treatment for patients following spinal cord injury. Elezanumab is currently in phase 2 studies for the treatment of spinal cord injuries, multiple sclerosis and acute ischemic stroke.

•Allergan Aesthetics presented 4 abstracts at the annual American Society for Dermatologic Surgery (ASDS) virtual meeting. Presentations included data on patient satisfaction following chin augmentation with hyaluronic acid fillers as well as patient satisfaction and the efficacy of treatment of upper facial lines with Botox.

•Allergan Aesthetics entered into an agreement with Luminera, a privately held aesthetics company based in Israel, to acquire Luminera's full dermal filler portfolio and R&D pipeline further enhancing Allergan Aesthetics' leading dermal filler portfolio. Luminera’s key value driver for the future is HArmonyCa, an innovative dermal filler intended for facial soft tissue augmentation comprised of a combination of cross-linked hyaluronic acid (HA) with embedded calcium hydroxyapatite (CaHA) microspheres that is highly differentiated in the dermal filler category. HArmonyCa is currently commercially available in Israel and Brazil and Allergan Aesthetics will continue to develop this product for its International and U.S. markets.

•Allergan Aesthetics and Skinbetter Science announced the launch of a new long-term, educational initiative – DREAM: Driving Racial Equity in Aesthetic Medicine. The DREAM Initiative is committed to furthering the principles of racial and ethnic diversity, inclusion, respect and understanding in the fields of dermatology and plastic surgery.

•AbbVie announced positive top-line results from the Phase 3 GEMINI 1 and GEMINI 2 trials evaluating AGN-190584, an ophthalmic solution of pilocarpine 1.25%, for the treatment of symptoms associated with presbyopia. In both studies, AGN-190584 met the primary endpoint, demonstrating a statistically significant improvement in near vision. The majority of secondary endpoints were also met in both Phase 3 studies. Additional details from the GEMINI 1 and GEMINI 2 studies will be presented at future medical meetings and will serve as the basis for a New Drug Application (NDA) submission to the FDA in the first half of 2021.

•AbbVie and Harvard University announced a collaborative research alliance, launching a multi-pronged effort at Harvard Medical School to study and develop novel therapies against emergent viral infections, with a focus on those caused by coronaviruses and by viruses that lead to hemorrhagic fever. AbbVie will provide $30 million over three years and additional in-kind support leveraging AbbVie's scientists, expertise and facilities to advance collaborative research and early-stage development efforts across five program areas that address a variety of therapeutic modalities including immunity and immunopathology, host targeting for antiviral therapies, antibody therapeutics, small molecules and translational development.

Full-Year 2020 Outlook
AbbVie is updating its GAAP diluted EPS guidance for the full-year 2020 from $4.12 to $4.22 to $3.89 to $3.91, which includes the results of Allergan from May 8, 2020 through December 31, 2020.
AbbVie is updating its adjusted diluted EPS for the full-year 2020 from $10.35 to $10.45 to $10.47 to $10.49, which includes the results of Allergan from May 8, 2020 through December 31, 2020, representing annualized net accretion from the Allergan transaction of 12 percent. The combined company's 2020 adjusted diluted EPS guidance excludes $6.58 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.

Company Declares Dividend Increase of 10.2 Percent

AbbVie is announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $1.18 per share to $1.30 per share beginning with the dividend payable on February 16, 2021 to shareholders of record as of January 15, 2021. This reflects an increase of approximately 10.2 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by 225 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women's health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2020 and 2019 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2020 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties, including the impact of the COVID-19 pandemic on AbbVie’s operations, results and financial results, that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, failure to realize the expected benefits of the Allergan acquisition, failure to promptly and effectively integrate Allergan's businesses, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the Allergan acquisition, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2019 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2020
(Unaudited)

				% Change vs. 3Q19
	Net Revenues (in millions)			Reported			Comparable Operational [a,b]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	U.S.	Int'l	Total
ADJUSTED NET REVENUES[c]	$9,889	$2,993	$12,882	58.4%	33.9%	51.9%	6.0%	(1.6)%	4.1%

Immunology	4,759	1,031	5,790	19.6	(3.0)	14.8	19.6	(1.9)	15.0
Humira	4,189	951	5,140	7.7	(9.3)	4.1	7.7	(8.0)	4.4
Skyrizi	379	56	435	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0
Rinvoq	191	24	215	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0

Hematologic Oncology	1,323	399	1,722	11.7	36.1	16.5	11.7	35.6	16.4
Imbruvica[d]	1,119	251	1,370	7.4	17.0	9.0	7.4	17.0	9.0
Venclexta	204	148	352	42.8	88.6	59.0	42.8	86.7	58.3

Aesthetics	617	350	967	n/m	n/m	n/m	(4.4)	(0.7)	(3.1)
Botox Cosmetic*	237	156	393	n/m	n/m	n/m	(0.1)	(5.4)	(2.2)
Juvederm Collection*	115	159	274	n/m	n/m	n/m	(14.0)	12.2	(0.5)
Other Aesthetics*	265	35	300	n/m	n/m	n/m	(3.4)	(22.9)	(6.2)

Neuroscience	1,053	196	1,249	>100.0	>100.0	>100.0	14.0	2.1	12.1
Botox Therapeutic*	429	94	523	n/m	n/m	n/m	(2.0)	(1.0)	(1.8)
Vraylar*	358	—	358	n/m	n/a	n/m	48.4	n/a	48.4
Duodopa	25	98	123	(2.5)	6.7	4.7	(2.5)	3.2	2.0
Ubrelvy*	38	—	38	n/m	n/a	n/m	n/m	n/a	n/m
Other Neuroscience*	203	4	207	n/m	n/m	n/m	(7.3)	66.0	(6.3)

Eye Care	549	291	840	n/m	n/m	n/m	(4.8)	(4.7)	(4.8)
Lumigan/Ganfort*	62	87	149	n/m	n/m	n/m	(8.3)	(3.3)	(5.4)
Alphagan/Combigan*	84	39	123	n/m	n/m	n/m	(10.7)	2.2	(6.8)
Restasis*	284	15	299	n/m	n/m	n/m	(5.4)	68.0	(3.2)
Other Eye Care*	119	150	269	n/m	n/m	n/m	3.8	(11.0)	(5.1)

Women's Health	227	12	239	>100.0	>100.0	>100.0	(19.0)	12.8	(17.8)
Lo Loestrin*	129	5	134	n/m	n/m	n/m	(22.5)	48.5	(21.1)
Orilissa/Oriahnn	24	1	25	(5.1)	78.7	(3.2)	(5.1)	80.3	(3.2)
Other Women's Health*	74	6	80	n/m	n/m	n/m	(16.5)	(10.4)	(16.0)

Other Key Products	995	271	1,266	(2.3)	(26.5)	(8.7)	(19.7)	(28.3)	(21.7)
Mavyret	185	229	414	(50.0)	(29.9)	(40.6)	(50.0)	(31.0)	(41.1)
Creon	282	—	282	5.9	n/a	5.9	5.9	n/a	5.9
Lupron	99	34	133	(47.6)	(18.0)	(42.1)	(47.6)	(13.9)	(41.3)
Linzess/Constella*	240	8	248	n/m	n/m	n/m	9.6	13.7	9.7
Synthroid	189	—	189	(3.6)	n/a	(3.6)	(3.6)	n/a	(3.6)
a "Comparable Operational" comparisons include full-quarter current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b All historically reported Allergan revenues have been recast to conform to AbbVie's revenue recognition accounting policies and reporting conventions for certain rebates and discounts. Historically reported Allergan revenues also exclude Zenpep and Viokace product revenues, which were both divested as part of the acquisition, as well as specified items.
c Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.
d Reflects profit sharing for Imbruvica international revenues.
* Represents product(s) acquired as part of the Allergan acquisition.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2020
(Unaudited)

				% Change vs. 9M19
	Net Revenues (in millions)[a]			Reported			Comparable Operational [b,c]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	U.S.	Int’l.	Total
ADJUSTED NET REVENUES[d]	$24,194	$7,732	$31,926	38.4%	9.1%	30.0%	5.8%	(8.7)%	2.0%

Immunology	13,162	3,033	16,195	19.3	(10.2)	12.4	19.3	(8.3)	12.9
Humira	11,819	2,861	14,680	8.5	(14.8)	3.0	8.5	(12.8)	3.5
Skyrizi	934	131	1,065	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0
Rinvoq	409	41	450	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0

Hematologic Oncology	3,736	1,126	4,862	19.7	41.2	24.1	19.7	41.9	24.2
Imbruvica[e]	3,140	750	3,890	13.9	20.9	15.2	13.9	20.9	15.2
Venclexta	596	376	972	63.4	>100.0	79.5	63.4	>100.0	80.5

Aesthetics	947	501	1,448	n/m	n/m	n/m	(21.7)	(25.4)	(23.0)
Botox Cosmetic*	384	235	619	n/m	n/m	n/m	(16.3)	(25.2)	(19.9)
Juvederm Collection*	171	216	387	n/m	n/m	n/m	(33.0)	(26.4)	(29.5)
Other Aesthetics*	392	50	442	n/m	n/m	n/m	(20.6)	(22.4)	(20.8)

Neuroscience	1,674	433	2,107	>100.0	59.5	>100.0	12.3	(2.9)	9.6
Botox Therapeutic*	683	137	820	n/m	n/m	n/m	(7.5)	(13.7)	(8.6)
Vraylar*	550	—	550	n/m	n/a	n/m	67.1	n/a	67.1
Duodopa	75	290	365	5.0	6.7	6.4	5.0	7.2	6.8
Ubrelvy*	60	—	60	n/m	n/a	n/m	n/m	n/a	n/m
Other Neuroscience*	306	6	312	n/m	n/m	n/m	(9.2)	41.2	(8.6)

Eye Care	823	434	1,257	n/m	n/m	n/m	(1.6)	(10.3)	(4.7)
Lumigan/Ganfort*	97	128	225	n/m	n/m	n/m	(1.5)	(6.4)	(4.2)
Alphagan/Combigan*	131	61	192	n/m	n/m	n/m	(8.6)	(1.5)	(6.5)
Restasis*	422	21	443	n/m	n/m	n/m	(1.3)	18.0	(0.7)
Other Eye Care*	173	224	397	n/m	n/m	n/m	3.9	(16.1)	(8.4)

Women's Health	399	18	417	>100.0	>100.0	>100.0	(13.4)	(3.7)	(13.1)
Lo Loestrin*	207	7	214	n/m	n/m	n/m	(14.9)	15.4	(14.3)
Orilissa/Oriahnn	84	3	87	46.6	>100.0	48.3	46.6	>100.0	48.3
Other Women's Health*	108	8	116	n/m	n/m	n/m	(23.7)	(21.9)	(23.5)

Other Key Products	2,783	905	3,688	(8.6)	(25.8)	(13.5)	(16.0)	(25.4)	(18.3)
Mavyret	565	784	1,349	(51.6)	(28.6)	(40.5)	(51.6)	(28.3)	(40.3)
Creon	810	—	810	8.1	n/a	8.1	8.1	n/a	8.1
Lupron	461	110	571	(15.6)	(9.3)	(14.5)	(15.6)	(5.2)	(13.8)
Linzess/Constella*	370	11	381	n/m	n/m	n/m	7.9	20.8	8.2
Synthroid	577	—	577	(0.8)	n/a	(0.8)	(0.8)	n/a	(0.8)
a Net revenues include Allergan product revenues from the date of the acquisition, May 8, 2020, through September 30, 2020.
b "Comparable Operational" comparisons include full-period current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
c All historically reported Allergan revenues have been recast to conform to AbbVie's revenue recognition accounting policies and reporting conventions for certain rebates and discounts. Historically reported Allergan revenues also exclude Zenpep and Viokace product revenues, which were both divested as part of the acquisition, as well as specified items.
d Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.
e Reflects profit sharing for Imbruvica international revenues.
* Represents product(s) acquired as part of the Allergan acquisition.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Nine Months Ended September 30, 2020 and 2019
(Unaudited) (In millions, except per share data)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Net revenues	$12,902	$8,479	$31,946	$24,562
Cost of products sold	5,050	1,920	10,703	5,433
Selling, general and administrative	2,846	1,657	8,068	4,991
Research and development	1,706	2,285	4,667	4,865
Acquired in-process research and development	45	—	898	246
Total operating costs and expenses	9,647	5,862	24,336	15,535

Operating earnings	3,255	2,617	7,610	9,027

Interest expense, net	620	420	1,662	1,054
Net foreign exchange loss	20	19	54	31
Other expense, net	115	177	989	2,590
Earnings before income tax expense	2,500	2,001	4,905	5,352
Income tax expense	187	117	321	271
Net earnings	2,313	1,884	4,584	5,081
Net earnings attributable to noncontrolling interest	5	—	4	—
Net earnings attributable to AbbVie Inc.	$2,308	$1,884	$4,580	$5,081

Diluted earnings per share attributable to AbbVie Inc.	$1.29	$1.26	$2.77	$3.41

Adjusted diluted earnings per share[a]	$2.83	$2.33	$7.62	$6.73

Weighted-average diluted shares outstanding	1,774	1,483	1,637	1,483

a     Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2020
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$2,500	$2,308	$1.29
Adjusted for specified items:
Intangible asset amortization	2,117	1,800	1.02
Acquisition and integration costs	792	682	0.38
Milestones and other R&D expenses	40	38	0.02
Acquired IPR&D	45	45	0.02
Change in fair value of contingent consideration	197	197	0.11
Other	30	(22)	(0.01)
As adjusted (non-GAAP)	$5,721	$5,048	$2.83
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect amortization of the acquisition date fair value step-up for inventory as well as compensation expense and other integration costs related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes tax settlements and COVID-19 related expenses.
2. The impact of the specified items by line item was as follows:

	3Q20
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$12,902	$5,050	$2,846	$1,706	$45	$20	$115
Adjusted for specified items:
Intangible asset amortization	—	(2,117)	—	—	—	—	—
Acquisition and integration costs	—	(551)	(104)	(137)	—	—	—
Milestones and other R&D expenses	—	—	—	(40)	—	—	—
Acquired IPR&D	—	—	—	—	(45)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(197)
Other	(20)	(20)	(19)	(16)	—	5	—
As adjusted (non-GAAP)	$12,882	$2,362	$2,723	$1,513	$—	$25	$(82)
3. The adjusted tax rate for the third quarter of 2020 was 11.7 percent, as detailed below:

	3Q20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,500	$187	7.5%
Specified items	3,221	481	14.9%
As adjusted (non-GAAP)	$5,721	$668	11.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2019
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q19
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$2,001	$1,884	$1.26
Adjusted for specified items:
Intangible asset amortization	389	323	0.22
Milestones and other R&D expenses	20	20	0.01
Change in fair value of contingent consideration	271	271	0.19
Restructuring	17	14	—
Litigation reserves	7	5	—
Stemcentrx-related impairment	939	823	0.56
Acquisition related costs	158	128	0.09
As adjusted (non-GAAP)	$3,802	$3,468	$2.33
a     Represents net earnings attributable to AbbVie Inc.
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Restructuring is primarily associated with streamlining global operations. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Acquisition related costs reflect transaction and financing costs related to the Allergan acquisition.
2. The impact of the specified items by line item was as follows:

	3Q19
	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense, net
As reported (GAAP)	$1,920	$1,657	$2,285	$420	$177
Adjusted for specified items:
Intangible asset amortization	(389)	—	—	—	—
Milestones and other R&D expenses	—	—	(20)	—	—
Change in fair value of contingent consideration	—	—	—	—	(271)
Restructuring	(6)	(3)	(8)	—	—
Litigation reserves	—	(7)	—	—	—
Stemcentrx-related impairment	—	—	(1,030)	—	91
Acquisition related costs	—	(26)	—	(132)	—
As adjusted (non-GAAP)	$1,525	$1,621	$1,227	$288	$(3)
 3. The adjusted tax rate for the third quarter of 2019 was 8.8 percent, as detailed below:

	3Q19
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,001	$117	5.9%
Specified items	1,801	217	12.1%
As adjusted (non-GAAP)	$3,802	$334	8.8%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2020
(Unaudited) (In millions, except per share data)
 1.     Specified items impacted results as follows:

	9M20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,905	$4,580	$2.77
Adjusted for specified items:
Intangible asset amortization	3,967	3,361	2.05
Acquisition and integration costs	2,899	2,624	1.60
Milestones and other R&D expenses	225	202	0.12
Acquired IPR&D	898	898	0.54
Change in fair value of contingent consideration	1,078	1,078	0.65
Other	147	(187)	(0.11)
As adjusted (non-GAAP)	$14,119	$12,556	$7.62
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect transaction and financing costs, compensation expense and other integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Other primarily includes the impacts of tax law changes, tax settlements and COVID-19 related charitable contributions and expenses.
2. The impact of the specified items by line item was as follows:

	9M20
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$31,946	$10,703	$8,068	$4,667	$898	$1,662	$54	$989
Adjusted for specified items:
Intangible asset amortization	—	(3,967)	—	—	—	—	—	—
Acquisition and integration costs	—	(1,020)	(1,290)	(315)	—	(274)	—	—
Milestones and other R&D expenses	—	—	—	(225)	—	—	—	—
Acquired IPR&D	—	—	—	—	(898)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	—	(1,078)
Other	(20)	(64)	(64)	(48)	—	—	9	—
As adjusted (non-GAAP)	$31,926	$5,652	$6,714	$4,079	$—	$1,388	$63	$(89)
3. The adjusted tax rate for the first nine months of 2020 was 11.0 percent, as detailed below:

	9M20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,905	$321	6.5%
Specified items	9,214	1,238	13.4%
As adjusted (non-GAAP)	$14,119	$1,559	11.0%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2019
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	9M19
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,352	$5,081	$3.41
Adjusted for specified items:
Intangible asset amortization	1,162	962	0.65
Milestones and other R&D expenses	95	95	0.06
Acquired IPR&D	246	241	0.16
Change in fair value of contingent consideration	2,744	2,746	1.85
Restructuring	188	153	0.10
Litigation reserves	27	21	0.01
Stemcentrx-related impairment	939	823	0.56
Acquisition related costs	189	155	0.10
Tax audit settlement	—	(267)	(0.18)
Other	20	20	0.01
As adjusted (non-GAAP)	$10,962	$10,030	$6.73
a     Represents net earnings attributable to AbbVie Inc.
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Restructuring is primarily associated with streamlining global operations. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Acquisition related costs reflect transaction and financing costs related to the Allergan acquisition.
2. The impact of the specified items by line item was as follows:

	9M19
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Other expense, net
As reported (GAAP)	$5,433	$4,991	$4,865	$246	$1,054	$2,590
Adjusted for specified items:
Intangible asset amortization	(1,162)	—	—	—	—	—
Milestones and other R&D expenses	—	—	(95)	—	—	—
Acquired IPR&D	—	—	—	(246)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	(2,744)
Restructuring	(15)	(110)	(63)	—	—	—
Litigation reserves	—	(27)	—	—	—	—
Stemcentrx-related impairment	—	—	(1,030)	—	—	91
Acquisition related costs	—	(50)	—	—	(139)	—
Other	(1)	—	(19)	—	—	—
As adjusted (non-GAAP)	$4,255	$4,804	$3,658	$—	$915	$(63)
3. The adjusted tax rate for the first nine months of 2019 was 8.5 percent, as detailed below:

	9M19
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,352	$271	5.1%
Specified items	5,610	661	11.8%
As adjusted (non-GAAP)	$10,962	$932	8.5%